Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN SAM K. REED AND TREEHOUSE FOODS, INC.

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 4, 2018 (the “Effective Date”), is between TREEHOUSE FOODS, INC., a Delaware corporation (the “Company”), and SAM K. REED (“Executive”).

WHEREAS, the Company and Executive have previously entered into an Amended and Restated Employment Agreement, dated as of February 20, 2018 (the “Employment Agreement”), pursuant to which Executive serves as the Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company;

WHEREAS, Executive has agreed to retire as Chief Executive Officer of the Company, effective as of March 26, 2018 (the “CEO Retirement Date”);

WHEREAS, Executive has agreed to serve as Non-Executive Chairman of the Board from the CEO Retirement Date through his retirement from the Board on July 1, 2018 (the “Board Retirement Date”);

WHEREAS, Executive has agreed to serve the Company in an advisory role from the CEO Retirement Date through December 31, 2018 (the “Final Retirement Date”);

WHEREAS, the Board has determined that the Company will derive continuing benefit by Executive continuing to provide the services outlined herein, including advising the then Chief Executive Officer of the Company on matters he reasonably requests, fulfilling the duties of Non-Executive Chairman of the Board through the Board Retirement Date and otherwise assisting in an orderly transition of the duties of Chief Executive Officer of the Company and Chairman of the Board to new individuals;

WHEREAS, in consideration of the services provided by Executive to the Company up to and including the Effective Date, and the services to be provided by Executive through and including the CEO Retirement Date, the Board Retirement Date and the Final Retirement Date, the Company will provide Executive with the compensation set forth herein; and

WHEREAS, pursuant to Section 8(k) of the Employment Agreement, the Employment Agreement may be amended pursuant to written instrument signed by each of the Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.	CEO Retirement. Executive shall continue to serve as Chief Executive Officer of the Company from the Effective Date through the CEO Retirement Date. Effective as of the CEO Retirement Date, Executive hereby resigns as Chief Executive Officer of the Company and from all other officer positions then held by him with the Company and its affiliates.

2.	Board Retirement. Executive shall continue to serve as Chairman of the Board from the Effective Date through the CEO Retirement Date. Effective as of the CEO Retirement Date, Executive shall serve as Non-Executive Chairman of the Board through the Board Retirement Date. Effective as of the Board Retirement Date, Executive hereby resigns as a member of the Board, including as Non-Executive Chairman of the Board.

3.	Advisory Service. Executive shall serve as an advisor to the then Chief Executive Officer of the Company from the CEO Retirement Date through the Final Retirement Date. In such role, Executive shall be available, on reasonable terms and consistent with Executive’s other commitments, and as reasonably requested by the then Chief Executive Officer of the Company, to provide advice and business information to the then Chief Executive Officer of the Company in order to effectuate an orderly transition.

4.	In consideration for the services to be provided by Executive to the Company through each of the CEO Retirement Date, Board Retirement Date and Final Retirement Date, the Company shall provide Executive with the following:

a.	The Company shall pay to Executive a pro-rata target bonus equal to $355,000 in respect of the portion of the Company’s 2018 fiscal year during which Executive served as Chief Executive Officer of the Company, which pro-rata bonus shall be paid to Executive in a cash lump sum as soon as practicable following the CEO Retirement Date;

b.	As soon as reasonably practicable following the Effective Date, the Company shall issue an award to Executive under the Company’s long-term incentive plan consisting of 76,187 restricted stock units (“RSUs”) and 76,187 performance share units (“PSUs”); provided, however, that the foregoing number of RSUs and PSUs is based on an assumed price per share equal to $40.00 and the actual number of RSUs and PSUs to be issued to Executive will be adjusted up or down by Meridian Advisors LLC based on the same price per share used by the Company to issue RSUs and PSUs to members of the Company’s senior management in order to provide Executive with an economically equivalent award. For the avoidance of doubt, the Company will issue the RSUs and PSUs to Executive at the same time as it generally issues RSUs and PSUs to members of the Company’s senior management in the ordinary course of business during March 2018; and

c.	All RSUs, PSUs and options to acquire shares of common stock of the Company (“Stock Options”) that are held by Executive (or due him under subsection 4(b) above) as of the earlier to occur of the Final Retirement Date or the termination of the Employment Period due to the Executive’s death or Disability, or by the Company Without Cause (the “Termination Date”), shall become vested in full as of the Termination Date. The number of PSUs that will vest pursuant to the foregoing shall be determined based on the target amount. All Stock Options held by Executive as of the Termination Date shall remain outstanding and exercisable until the second anniversary of the Termination Date.

5.	All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. All capitalized terms not defined herein shall have the definition set forth in the Employment Agreement.

6.	The Company shall reimburse Executive for his reasonable attorneys fees incurred in connection with the negotiation and documentation of this Amendment, with a maximum reimbursement of $25,000.

7.	The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

8.	This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of this 4th day of March, 2018.

TREEHOUSE FOODS, INC.

By:	/s/ Ann M. Sardini
Name:	Ann M. Sardini
Title:	Director

EXECUTIVE

/s/ Sam K. Reed
Sam K. Reed